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                                                                  Exhibit 10.1

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                        NDA CLINICAL TRIAL SERVICES INC.

                            STOCK PURCHASE AGREEMENT


                         Dated as of September 27, 1995

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                               TABLE OF CONTENTS



Section                                                                    Page

                                   ARTICLE I

                                   THE SHARES

1.1.    Issuance, Sale and Delivery of the Shares............................ 5
1.2.    The Closing.......................................................... 5


                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

2.1.    Organization, Qualifications and Corporate Power...................   6
2.2.    Authorization of Agreements, etc...................................   6
2.3.    Validity...........................................................   7
2.4.    Authorized Capital Stock...........................................   7
2.5.    Financial Statements...............................................   8
2.6.    Events Subsequent to the Date of the Balance Sheet.................   9
2.7.    Litigation; Compliance with Law....................................   9
2.8.    Proprietary Information of Third Parties...........................  10
2.9.    Title to Properties................................................  10
2.10.   Leasehold Interests................................................  11
2.11.   Insurance..........................................................  11
2.12.   Taxes..............................................................  11
2.13.   Other Agreements...................................................  12
2.14.   Patents, Trademarks, etc...........................................  14
2.15.   Loans and Advances.................................................  14
2.16.   Assumptions, Guaranties, etc. of Indebtedness of Other Persons.....  15
2.17.   Significant Customers and Suppliers................................  15
2.18.   Governmental Approvals.............................................  15
2.19.   Disclosure.........................................................  15
2.20.   Offering of the Shares.............................................  15
2.21.   Brokers............................................................  16
2.22.   Officers...........................................................  16
2.23.   Transactions With Affiliates.......................................  16
2.24.   Employees..........................................................  16
2.25    Updating...........................................................  17
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                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF UNIHOLDING

3.1.    UniHolding Representations................................      17


                                   ARTICLE IV

                  CONDITIONS TO THE OBLIGATIONS OF UNIHOLDING

4.1.    UniHolding Closing Conditions.............................      17


                                  ARTICLE IV-A

                      CONDITIONS TO THE OBLIGATIONS OF NDA

4A.1.   NDA Closing Conditions....................................      20


                                   ARTICLE V

                                COVENANTS OF NDA

5.1.    Financial Statements, Reports, etc........................      21
5.2.    Right of First Refusal....................................      23
5.3.    Corporate Existence.......................................      24
5.4.    Properties, Business, Insurance...........................      24
5.5.    Inspection, Consultation and Advice.......................      25
5.6.    Restrictive Agreements Prohibited.........................      25
5.7.    Transactions with Affiliates..............................      25
5.8.    Expenses of Directors.....................................      25
5.9.    Use of Proceeds...........................................      25
5.10.   Board of Directors Meetings...............................      26
5.11.   Budget and Operating Forecast.............................      26
5.12.   Compensation..............................................      26
5.13.   By-laws...................................................      26
5.14.   Employee Agreements.......................................      26
5.15.   Maintenance of Ownership of Susidiaries...................      27
5.16.   Compliance with Laws......................................      27
5.17.   Keeping of Records and Books of Account...................      27
5.18.   Obligations and Taxes.....................................      27
5.19.   Indemnification...........................................      27
5.20.   Corporate Actions.........................................      28
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                                   ARTICLE VI

                                 MISCELLANEOUS

6.1.    Expenses..................................................      29
6.2.    Survival of Agreements....................................      29
6.3.    Brokerage.................................................      29
6.4.    Parties in Interest.......................................      29
6.5.    Notices...................................................      30
6.6.    Governing Law.............................................      30
6.7.    Entire Agreement..........................................      30
6.8.    Counterparts..............................................      30
6.9.    Amendments................................................      31
6.10.   Severability..............................................      31
6.11.   Titles and Subtitles......................................      31
6.12.   Certain Defined Terms.....................................      31


INDEX TO SCHEDULES

SCHEDULE 2.4    Security Holders
SCHEDULE 2.6    Events Subsequent
SCHEDULE 2.10   Leasehold Interests
SCHEDULE 2.13
  (A) and (B)   Material Agreements
SCHEDULE 2.14   Intellectual Property
SCHEDULE 2.15   Loans and Advances
SCHEDULE 2.22   Officers
SCHEDULE 2.23   Affiliate Transactions
SCHEDULE 5.9    Use of Proceeds


INDEX TO EXHIBITS

EXHIBIT A       Registration Rights Agreement, as amended
EXHIBIT B       Stockholders' Agreement, as amended
EXHIBIT C       Charter Documents
EXHIBIT D       Form of Employee Non-Disclosure, Non-Competition
                and Inventions Agreement, together with Sales
                Incentive Riders
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        STOCK PURCHASE AGREEMENT dated as of September 27, 1995 between NDA
Clinical Trial Services Inc., a Delaware corporation, with its principal place of business at 260 Smith Street, Farmingdale, New York 11735 ("NDA" or the "Company") and UniHolding Corp., a Delaware corporation, with its principal place of business at 96 Spring Street, New York, New York, 10012 ("UniHolding").

        WHEREAS, the Company wishes to issue and sell to UniHolding (i) 8,932 shares ("Shares") of the authorized but unissued Class A Common Stock, $.01 par value (the "Common Stock"), of the Company for a purchase price of $133.00 per share (the "Purchase Price"); and (ii) the Option as defined in that certain Option Agreement of even date herewith executed between the parties ("Option Agreement"); and

        WHEREAS, UniHolding wishes to (i) to purchase the Shares on the terms and subject to the conditions set forth in this Agreement and (ii) to purchase the Option on the terms and conditions set forth in the Option Agreement;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:


                                   ARTICLE I

                                  THE SHARES


        SECTION 1.1. Issuance, Sale and Delivery of the Shares. Subject to the terms and conditions of this Agreement, at the Closing, NDA will issue and sell to UniHolding, and UniHolding will purchase the Shares for the Purchase Price.

        SECTION 1.2. The Closing. The Closing ("Closing") shall take place at the offices of Meltzer, Lippe, Goldstein, Wolf, Schlissel & Sazer, P.C., 190 Willis Avenue, Mineola, New York, 11501 on October 8, 1995 at 10:00 a.m. or at such other time and date mutually agreeable to NDA and counsel to UniHolding, but in no event later than October 15, 1995 ("Closing Date"). At the Closing, NDA will deliver to UniHolding a certificate for the Shares being purchased by UniHolding, registered in the name of UniHolding, against payment to NDA of the Purchase Price, by wire transfer, check or other method acceptable to the Company. It is understood and agreed that UniHolding will pay 10% of the Purchase Price upon execution of this Agreement. If at the Closing any of the conditions specified in Article IV shall not have been fulfilled, UniHolding shall, at its election, be relieved of all of its obligations under this Agreement, the Option Agreement and the UCT

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Option Agreement (as hereinafter defined) without thereby waiving any other rights it may have by reason of such failure or such non-fulfillment. If at the Closing any of the conditions specified in Article IV-A shall not have been fulfilled, NDA shall, at its election, be relieved of all of its obligations under this Agreement, the Option Agreement and the UCT Option Agreement (as hereinafter defined) without thereby waiving any other rights it may have by reason of such failure or such non-fulfillment.


                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        As of the execution of this Agreement and at the Closing Date, NDA represents and warrants to UniHolding that, except as set forth in any Schedule attached hereto:

        SECTION 2.1.  Organization, Qualifications and Corporate Power.
(a) NDA is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification. NDA has the corporate power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform this Agreement, the Registration Rights Agreement dated December 15, 1994, as amended, in the form attached as Exhibit A (the "Registration Rights Agreement"), the Stockholders' Agreement dated December 15, 1994, as amended, in the form attached as Exhibit B (the "Stockholders' Agreement") and the Option Agreement, and to issue, sell and deliver the Shares.

        (b) NDA does not (i) own of record or beneficially, directly or indirectly, (A) any shares of capital stock or securities convertible into capital stock of any other corporation or (B) any participating interest in any partnership, joint venture or other non-corporate business enterprise or
(ii) control, directly or indirectly, any other entity.

        SECTION 2.2. Authorization of Agreements, etc. (a) The execution and delivery by NDA of this Agreement, the Option Agreement, the Registration Rights Agreement and the Stockholders' Agreement, the performance by NDA of its obligations hereunder and thereunder, and the issuance, sale and delivery of the Shares and the Option have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of


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Incorporation of NDA or the By-laws of NDA, as amended (the "Charter
Documents"), which are attached as Exhibit C, or any provision of any indenture, agreement or other instrument to which NDA, or its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of NDA or any of its subsidiaries.

        (b) NDA has secured any required waivers and consents from its stockholders in connection with the execution and delivery by NDA of this Agreement and the Option Agreement and the performance by NDA of its obligations hereunder and thereunder, including but not limited to, the delivery of all shares of Common Stock issuable to UniHolding under this Agreement and the Option Agreement free of any preemptive rights of any stockholders of NDA. Notwithstanding the foregoing, it is agreed and acknowledged by NDA and UniHolding that the addition of a sixth director which will be a nominee of UniHolding as provided in the Stockholders' Agreement (as amended contemporaneously herewith) will require an amendment to NDA's Certificate of Incorporation which will be effected by NDA within 30 days of the Closing.

        (c) The Shares have been duly authorized and, when issued in accordance with this Agreement and the Charter Documents will be validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof and will be free and clear of all liens, charges, restrictions, claims and encumbrances except as set forth in the Stockholders Agreement and the Registration Rights Agreement. The issuance, sale and delivery of the Common Stock is not subject to any preemptive right of stockholders of NDA or to any right of first refusal or other right in favor of any person that has not been waived to the extent necessary to permit the transactions contemplated by this Agreement to occur. The shares of Common Stock issuable pursuant to the Option will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, free of any preemptive right and right of first refusal or any other lien or encumbrance.

        SECTION 2.3. Validity. Each of the Agreement, the Option Agreement, the Registration Rights Agreement and the Stockholders' Agreement has been duly executed and delivered by NDA and constitutes the legal, valid and binding obligation of NDA, enforceable in accordance with its respective terms.

        SECTION 2.4. Authorized Capital Stock. The authorized capital stock of NDA consists of 500,000 shares of Common Stock, of which 40,518 shares are issued and outstanding and 50,000 shares of Class

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B Non-Voting common stock ("Class B Stock") of which 2,280 shares are issued and outstanding. In addition, options to purchase 775 shares have been granted and an additional 2,525 shares of Common Stock are reserved for issuance to management employees of the Company, all pursuant to the Company's 1994
Stock Incentive Plan (the "Stock Option Plan"). The stockholders of record and holders of subscriptions, warrants, options, convertible securities and other rights (contingent or other) to purchase or otherwise acquire equity securities of NDA and the number of shares of Common Stock and Class B Stock and the number of such subscriptions, warrants, options, convertible securities, and other such rights held by each, are as set forth in the attached Schedule 2.4. Except as set forth in the attached Schedule 2.4, Schedule 2.6, this Agreement and the Option Agreement, (i) no person owns of record or is known to NDA to own beneficially any shares of Common Stock or Class B Stock, (ii) no subscription, warrant, option, convertible security or other right (contingent or other) to purchase or otherwise acquire equity securities of NDA is authorized or outstanding and (iii) there is no commitment by NDA to issue shares, subscriptions, warrants, options, convertible securities or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset. Except as provided for in the Charter Documents or as set forth in the attached Schedule 2.6, NDA has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof. Other than (i) the Stockholders' Agreement and (ii) as set forth on Schedule 2.6 hereof, there are, to the best of NDA's knowledge, no voting trusts or agreements, stockholders' agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxies relating to any securities of NDA (whether or not NDA is a party thereto). All of the outstanding securities of NDA were issued in compliance with all applicable Federal and state securities laws.

        SECTION 2.5. Financial Statements. NDA has furnished to UniHolding the unaudited balance sheet of NDA as of December 31, 1993 and the audited balance sheet of NDA as of December 31, 1994 and the related statements of income, stockholders equity and cash flows of NDA for the years ended December 31, 1993 and 1994 (unaudited for 1993 and audited for 1994). NDA has also furnished to UniHolding its interim unaudited income statement and balance sheet for the six months ended June 30, 1995. All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the consolidated financial position of NDA at the dates and for the periods to which they relate. Since the June 30, 1995 balance sheet, (i) there has been no change in the assets, liabilities or financial condition of NDA from that reflected in such balance sheet except for changes in the ordinary course of business which


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in the aggregate have not been materially adverse and (ii) none of the business, prospects, financial condition, operations, property or affairs of NDA has been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against.

         SECTION 2.6.  Events Subsequent to the Date of the Balance Sheet.
Since the June 30, 1995 balance sheet, NDA has not (i) except as set forth in the attached Schedule 2.6, issued any stock, bond or other corporate security,
(ii) borrowed any amount or incurred or become subject to any liability (absolute, accrued or contingent), except current liabilities incurred and liabilities under contracts entered into in the ordinary course of business,
(iii) discharged or satisfied any lien or encumbrance or incurred or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown on the June 30, 1995 balance sheet and current liabilities incurred since the date of such balance sheet in the ordinary course of business, (iv) declared or made any payment or distribution to stockholders or purchased or redeemed any share of its capital stock or other security, (v) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, other than liens of current real property taxes not yet due and payable, (vi) sold, assigned or transferred any of its tangible assets except in the ordinary course of business, or cancelled any debt or claim, (vii) sold, assigned, transferred or granted any exclusive license with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible assets, (viii) suffered any loss of property or waived any right of substantial value whether or not in the ordinary course of business, (ix) made any change in officer compensation except in the ordinary course of business and consistent with past practice, (x) made any material change in the manner of business or operations of NDA, (xi) entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby or (xii) entered into any commitment (contingent or otherwise) to do any of the foregoing.

        SECTION 2.7.  Litigation; Compliance with Law.  NDA is not aware of any
(i) action, suit, claim, proceeding or investigation pending or threatened against or affecting NDA, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding relating to NDA pending under collective bargaining agreements or otherwise or
(iii) governmental inquiry pending or, to the best of NDA's knowledge, threatened against or affecting NDA (including, without limitation, any inquiry as to the qualification of NDA to hold or receive any license or permit). NDA has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any

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liability or disadvantage which may be material to its business, prospects, financial condition, operations, property or affairs. NDA is not in default with respect to any order, writ, injunction or decree known to or served upon NDA of any court or of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There is no action or suit by NDA pending or threatened against others. NDA has complied with all laws, rules, regulations and orders applicable to its business, operations, properties, assets, products and services, and NDA has all necessary permits, licenses and other authorizations required to conduct its business as conducted and as proposed to be conducted. There is no existing law, rule, regulation or order, and NDA after due inquiry is not aware of any proposed law, rule, regulation or order, whether Federal or state, which would prohibit or restrict NDA from, or otherwise materially adversely affect NDA in, conducting its business in any jurisdiction in which it is now conducting business or in which it proposes to conduct business.

        SECTION 2.8. Proprietary Information of Third Parties. To the best of NDA's knowledge, no third party has claimed or has reason to claim that any person employed by or affiliated with NDA has (a) violated or may be violating any of the terms or conditions of his employment, non-competition or non-disclosure agreement with such third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from NDA which suggests that such a claim might be contemplated. To the best of NDA's knowledge, no person employed by or affiliated with NDA has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, and to the best of NDA's knowledge, no person employed by or affiliated with NDA has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of NDA, and NDA has no reason to believe there will be any such employment or violation. To the best of NDA's knowledge, none of the execution or delivery of this Agreement, the Option Agreement, the Registration Rights Agreement and the Stockholders' Agreement, or the carrying on of the business of NDA as officers, employees or agents by any officer, director or key employee of NDA, or the conduct or proposed conduct of the business of NDA, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any such person is obligated.

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        SECTION 2.9. Title to Properties.  NDA has good and marketable title to its properties and assets reflected on the June 30, 1995 balance sheet or acquired by it since the date of said balance sheet (other than properties and assets disposed of in the ordinary course of business since the date of said balance sheet), and all such properties and assets are free and clear of mortgages, pledges, security interests, liens, charges, claims, restrictions and other encumbrances, except for liens for or current taxes not yet due and payable.

        SECTION 2.10. Leasehold Interests. Except as set forth in Schedule 2.10, (i) each lease or agreement to which NDA is a party under which it is a lessee of any property, real or personal, is a valid and subsisting agreement without any default of NDA thereunder and, to the best of NDA's knowledge, without any default thereunder of any other party thereto; (ii) no event has occurred and is continuing which, with due notice or lapse of time or both, would constitute a default or event of default by NDA under any such lease or agreement or, to the best of NDA's knowledge, by any other party thereto; and
(iii) NDA's possession of such property has not been disturbed and, to the best of NDA's knowledge, no claim has been asserted against NDA adverse to its rights in such leasehold interests.

        SECTION 2.11. Insurance. NDA holds valid policies covering all of the insurance required to be maintained by it under Section 5.4.

        SECTION 2.12. Taxes. NDA has filed all tax returns, Federal, state, county and local, required to be filed by it, and NDA has paid all taxes shown to be due by such returns as well as all other taxes, assessments and governmental charges which have become due or payable, including, without limitation, all taxes which NDA is obligated to withhold from amounts owing to employees, creditors and third parties. All such taxes with respect to which NDA has become obligated pursuant to elections made by NDA in accordance with generally accepted practice have been paid and adequate reserves have been established for all taxes accrued but not yet payable. The Federal income tax returns of NDA have never been audited by the Internal Revenue Service. No deficiency assessment with respect to or proposed adjustment of NDA's Federal, state, county or local taxes is pending or, to the best of NDA's knowledge, threatened. There is no tax lien, whether imposed by any Federal, state, county or local taxing authority, outstanding against the assets, properties or business of NDA. NDA is a C corporation. Neither NDA nor any of its stockholders has ever filed a consent pursuant to Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), relating to collapsible corporations. NDA's net operating losses for Federal income tax purposes, as set forth in the financial statements referred to in

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Section 2.5, are not subject to any limitations imposed by Section 382 of the
Code and the full amount of such net operating losses are available to offset the taxable income of NDA for the current fiscal year and, to the extent not so used, succeeding fiscal years. Consummation of the transactions contemplated by this Agreement or by any other agreement, understanding or commitment (contingent or otherwise) to which NDA is a party or by which it is otherwise bound will not have the effect of limiting NDA's ability to use such net operating losses in full to offset such taxable income.

        SECTION 2.13.  Other Agreements.  Except as set forth in the attached
Schedule 2.13(A), NDA is not a party to or otherwise bound by any written or oral contract or instrument or other restriction which individually or in the aggregate could materially adversely affect the business, prospects, financial condition, operations, property or affairs of NDA. Except as set forth in the attached Schedule 2.13(b), Schedule 2.6 and Schedule 2.15, NDA is not a party to or otherwise bound by any written or oral:

        (a) distributor, dealer, manufacturer's representative or sales agency contract or similar agreement which is not terminable on less than ninety (90) days' notice without cost or other liability to NDA;

        (b) sales contract which entitles any customer to a rebate or right of set-off, to return any product to NDA after acceptance thereof or to delay the acceptance thereof, or which varies in any material respect from NDA's standard form contracts;

        (c) contract with any labor union (and, to the knowledge of NDA, no organizational effort is being made with respect to any of its employees);

        (d) contract or other commitment with any supplier containing any provision permitting any party other than NDA to renegotiate the price or other terms, or containing any pay-back or other similar provision, upon the occurrence of a failure by NDA to meet its obligations under the contract when due or the occurrence of any other event;

        (e) contract for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment in excess of its normal operating requirements;

        (f) contract for the employment of any officer, employee or other person (whether of a legally binding nature or in the nature of informal understandings) on a full-time or consulting basis which is not terminable on notice without cost or other liability


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to NDA, except normal severance arrangements and accrued vacation pay;

        (g) bonus, pension, profit-sharing, retirement, hospitalization, insurance, stock purchase, stock option or other plan, contract or understanding pursuant to which benefits are provided to any employee of NDA (other than group insurance plans applicable to employees generally);

        (h) agreement or indenture relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a lien or security interest on, any asset of NDA;

        (i)  guaranty of any obligation for borrowed money or otherwise;

        (j) voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement or first refusal or preemptive rights agreement relating to any securities of NDA;

        (k) agreement, or group of related agreements with the same party or any group of affiliated parties, under which NDA has advanced or agreed to advance money or has agreed to lease any property as lessee or lessor;

        (l) agreement or obligation (contingent or otherwise) to issue, sell or otherwise distribute or to repurchase or otherwise acquire or retire any share of its capital stock or any of its other equity securities;

        (m) assignment, license or other agreement with respect to any form of intangible property;

        (n) agreement under which it has granted any person any registration rights, other than the Registration Rights Agreement;

        (o) agreement under which it has limited or restricted its right to compete with any person in any respect;

        (p) other contract or group of related contracts with the same party involving more than $10,000 or continuing over a period of more than six months from the date or dates thereof (including renewals or extensions optional with another party), which contract or group of contracts is not terminable by NDA without penalty upon notice of thirty (30) days or less, but excluding any contract or group of contracts with a customer of NDA for the sale, lease or rental of NDA's products or services if such contract or group of contracts was entered into by NDA in the ordinary course of business; or

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        (q)  other contract, instrument, commitment, plan or arrangement, a copy of which would be required to be filed with the Securities and Exchange Commission (the "Commission") as an exhibit to a registration statement on Form S-1 if NDA were registering securities under the Securities Act of 1933, as amended (the "Securities Act").

NDA, and to the best of NDA's knowledge, each other party thereto have in all material respects performed all obligations required to be performed by them to date, have received no notice of default and are not in default (with due notice or lapse of time or both) under any lease, agreement or contract now in effect to which NDA is a party or by which it or its property may be bound.
NDA has no present expectation or intention of not fully performing all its obligations under each such lease, contract or other agreement, and NDA has no knowledge of any breach or anticipated breach of the other party to any contract or commitment to which NDA is a party. NDA is in full compliance with all of the terms and provisions of its Certificate of Incorporation and By-laws, as amended.

        SECTION 2.14. Patents, Trademarks, etc. Set forth in Schedule 2.14 is a list and brief description of all patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names and copyrights, and all applications for such which are in the process of being prepared, owned by or registered in the name of NDA, or of which NDA is a licensor or licensee or in which NDA has any right, and in each case a brief description of the nature of such right. NDA owns or possesses adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets and know-how (collectively, "Intellectual Property") necessary or desirable to the conduct of its business as conducted and as proposed to be conducted, and no claim is pending or, to the best of NDA's knowledge, threatened to the effect that the operations of NDA infringe upon or conflict with the asserted rights of any other person under any Intellectual Property, and there is no basis for any such claim (whether or not pending or threatened). To the best of NDA's knowledge, no claim is pending or threatened to the effect that any such Intellectual Property owned or licensed by NDA, or which NDA otherwise has the right to use, is invalid or unenforceable by NDA, and there is no basis for any such claim (whether or not pending or threatened). To the best of NDA's knowledge, all technical information developed by and belonging to NDA which has not been patented has been kept confidential. NDA has not granted or assigned to any other person or entity any right to manufacture, have manufactured, assemble or sell the products or proposed products or to provide the services or proposed services of NDA, except to UniHolding and its related companies.

        SECTION 2.15. Loans and Advances. Other than as set forth on Schedule 2.15, NDA does not have any outstanding loans or advances to any person and is not obligated to make any such loans or advances, except, in each case, for advances to employees of NDA in respect of reimbursable business expenses anticipated to be incurred by them in connection with their performance or services for NDA.

        SECTION 2.16. Assumptions, Guaranties, etc. of Indebtedness of Other Persons. NDA has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any indebtedness of any other person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in a debtor, or otherwise to assure a creditor against loss), except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

         SECTION 2.17. Significant Customers and Suppliers. No customer or supplier which was significant to NDA during the period covered by the financial statements referred to in Section 2.5 or which has been significant to NDA thereafter, has terminated, materially reduced or threatened to terminate or materially reduce its purchases from or provisions of products or services to NDA, as the case may be.

        SECTION 2.18. Governmental Approvals. Subject to the accuracy of the representations and warranties of UniHolding set forth in Article III, no registration or filing with, or consent or approval of or other action by, any Federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by NDA of this Agreement, the Option Agreement, the Registration Rights Agreement or the Stockholders' Agreement, the issuance, sale and delivery of the Shares, other than (i) filings pursuant to state securities laws (all of which filings have been made by NDA) in connection with the sale of the Shares and (ii) with respect to the Registration Rights Agreement, the registration of the shares covered thereby with the Commission and filings pursuant to state securities laws.

        SECTION 2.19. Disclosure. Neither this Agreement, nor any Schedule or Exhibit to this Agreement, contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading. None of the statements, documents, certificates or other items prepared or supplied by NDA with respect to the transactions contemplated hereby contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained therein not misleading. There is no fact which NDA has not disclosed to UniHolding and its counsel in writing and of which NDA is aware which materially and adversely affects or could materially and adversely affect the business, prospects, financial condition, operations, property or affairs of NDA.

        SECTION 2.20. Offering of the Shares. Neither NDA nor any person acting on its behalf has taken or will take any other action (including, without limitation, any offer, issuance or sale of any security of NDA under circumstances which might require the integration of such security with Common Stock under the Securities Act or the rules and regulations of the Commission thereunder), in either case so as to subject the offering, issuance or sale of the Shares to the registration provisions of the Securities Act.

        SECTION 2.21. Brokers. NDA has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

        SECTION 2.22. Officers. Set forth in Schedule 2.22 is a list of the names of the officers of NDA, together with the title or job classification of each such person and the total compensation anticipated to be paid to each such person by NDA in 1995. None of such persons has an employment agreement or understanding, whether oral or written, with NDA, which is not terminable on notice by NDA without cost or other liability to NDA.

        SECTION 2.23.  Transactions With Affiliates.  Except as set forth in
Schedule 2.23, no director, officer, employee or stockholder of NDA, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner or holder of more than 5% of the outstanding capital stock thereof, is a party to any transaction with NDA, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such person or firm.

        SECTION 2.24. Employees. Each of the officers of NDA, each key employee and each other employee now employed by NDA who has access to confidential information of NDA has executed an Employee Non-Disclosure, Non-Competition and Developments Agreement substantially in the form of Exhibit D (the "Non-Competition Agreement"), and such agreements are in full force and effect. No officer or key employee of NDA has advised NDA (orally or in writing) that he intends to terminate employment with NDA. NDA has complied in all material respects with all applicable laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of Social Security and other taxes, and with the Employee Retirement Income Security Act of 1974, as amended.

        SECTION 2.25. Updating. NDA agrees to update the representations and schedules herein for any changes between the execution hereof and the Closing.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF UNIHOLDING

        SECTION 3.1. UniHolding Representations. At the execution of this Agreement and at the Closing Date, UniHolding represents and warrants to NDA that:

        (a) it is an "accredited investor" within the meaning of Rule 501 under the Securities Act and was not organized for the specific purpose of acquiring the Shares;

        (b) it has sufficient knowledge and experience in investing in companies similar to NDA in terms of NDA's stage of development so as to be able to evaluate the risks and merits of its investment in NDA and it is able financially to bear the risks thereof;

        (c) it has had an opportunity to discuss NDA's business, management and financial affairs with NDA's management;

        (d) the Shares being purchased by it are being acquired for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof;

        (e) it understands that (i) the Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof promulgated under the Securities Act, (ii) the Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) the Shares will bear a legend to such effect and (iv) NDA will make a notation on its transfer books to such effect.

        (f) it has made its own decision to purchase the Shares and has not relied on the decision of any other stockholder of the Company to purchase the Shares in making its investment.

                                   ARTICLE IV

                  CONDITIONS TO THE OBLIGATIONS OF UNIHOLDING

        SECTION 4.1. UniHolding Closing Conditions. The obligation of UniHolding to purchase and pay for the Shares and the Option is, at its option, subject to the satisfaction, on or before the Closing Date, of the following conditions:

        (a) Opinion of Company's Counsel. UniHolding shall have received from counsel for NDA, an opinion dated the Closing Date in form and scope satisfactory to UniHolding and its counsel, in the form attached hereto as
Schedule 4.1(a).

        (b) Representations and Warranties to be True and Correct. The representations and warranties contained in Article II shall be true, complete and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the President and Chief Executive Officer of NDA shall have certified to such effect to UniHolding in writing.

        (c) Performance. NDA shall have performed and complied with all agreements contained herein required to be performed or complied with by it prior to or at the Closing Date and the President and Chief Executive Officer of NDA shall have certified to UniHolding in writing to such effect and to the further effect that all of the conditions set forth in this Article IV have been satisfied.

        (d) All Proceedings to be Satisfactory. All corporate and other proceedings to be taken by NDA in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to UniHolding and its counsel, and UniHolding and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

        (e) Supporting Documents. UniHolding and its counsel shall have received copies of the following documents:

                (i) (A) NDA's Certificate of Incorporation, certified as of a recent date by the Secretary of State of Delaware and (B) a certificate of the Secretary of State of the State of Delaware dated as of a recent date as to the due incorporation and good standing of NDA, the payment of all excise taxes by NDA and listing all documents of NDA on file with said Secretary;

                (ii) a certificate of the Secretary or an Assistant Secretary of NDA dated the Closing Date and certifying: (A) that attached thereto is a true and complete copy of the By-laws of NDA as in effect on the date of such certification; (B) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors or the stockholders of NDA authorizing the execution, delivery and performance of this Agreement, the Option Agreement, the Registration Rights Agreement and the Stockholders' Agreement, the issuance, sale and delivery of the Shares, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement, the Registration Rights Agreement and the Stockholders, Agreement; (C) that NDA's Certificate of Incorporation attached hereto as Exhibit C is in full force and effect and has not been amended; (D) no default, or occurrence or omission which, with notice or the passage of time or both, would result in an event of default under any agreement to which NDA is a party, shall have occurred or will occur as a result of the sale of Shares; and (E) to the incumbency and specimen signature of each officer of NDA executing this Agreement, the Option Agreement, the Registration Rights Agreement, the Stockholders' Agreement and the stock certificates representing the Shares and a certification by another officer of NDA as to the incumbency and signature of the officer signing the certificate referred to in this clause (ii); and

                (iii) such additional supporting documents and other information with respect to the operations and affairs of NDA as UniHolding or its counsel reasonably may request.

        (f) Registration Rights Agreement. NDA shall have executed and delivered the Registration Rights Agreement.

        (g) Stockholders' Agreement. The Stockholders' Agreement shall have been executed and delivered by NDA.

        (h) Option Agreement. The Option Agreement shall have been executed and delivered by NDA.

        (i) Election of Directors. The current Board of Directors shall have resolved that the number of directors constituting the entire Board of Directors of NDA shall have been increased to six; further the current Board of Directors shall have resolved to effect an amendment to the Certificate of Incorporation within 30 days thereof providing for such increase to six Directors and the current Board shall have resolved to elect UniHolding's nominee for its Director pursuant to the terms of the Stockholders' Agreement, as amended contemporaneously herewith within 30 days thereof; and provided that as a further condition of Closing that David Deutsch, Ronald Gambardella, Poly Ventures II, Limited Partnership and the Long Island Venture Fund, in their respective capacities as NDA stockholders, shall have consent to such amendment to the Certificate of Incorporation. NDA acknowledges that, subject to the terms of the Stockholders' Agreement, as amended contemporaneously herewith, Long Island Venture Fund, L.P., Poly Ventures II, Limited Partnership and UniHolding shall each be entitled to have one nominee as a member of NDA's Board of Directors.

        (j) Compensation Committee. The Board of Directors shall have appointed a Compensation Committee consisting of one representative designated by Poly Ventures II, Limited Partnership and one member from management, which shall consider and recommend to the Board of Directors compensation for NDA's officers and directors and the participation of employees in NDA's Stock Option Plan. In the event the Compensation Committee is "dead-locked" and unable to reach agreement on any particular matter or issue, then the members of the Compensation Committee will use reasonable efforts to resolve all such disputes, but if a final resolution is not obtained within five (5) days after the date the particular issue is first addressed by the Compensation Committee, then any remaining disputes will be submitted to a third party, which party shall be mutually agreed to by both members of the Compensation Committee and shall not be an affiliate of any UniHolding or NDA, and whose decision with respect to such disputes shall be final, conclusive and binding on the parties. If the members of the Compensation Committee cannot agree on a third party to resolve a dispute, then such dispute will be submitted to, and resolved exclusively pursuant to arbitration in accordance with the commercial arbitration rules of the American Arbitration Association (with such arbitration to take place in Nassau County, New York and shall be subject to the substantive law of the State of New York, except where by its terms the General Corporation Law of Delaware applies). Decisions pursuant to such arbitration shall be final, conclusive and binding on the parties.

        (k) Preemptive Rights. All stockholders of NDA having any preemptive, first refusal or other rights with respect to the issuance of the Shares and the shares of Common Stock issuable pursuant to the Option shall have irrevocably waived the same in writing.

        (l) Key Person Insurance. NDA shall use its best efforts to maintain a term life insurance policy in the face amount of $1 million for each of David Deutsch and Ronald Gambardella and $500,000 for Jeffrey Prisco, in each case, naming NDA as sole beneficiary.

All such documents and arrangements shall be satisfactory in form and substance to UniHolding and its counsel.


                                  ARTICLE IV-A

                      CONDITIONS TO THE OBLIGATIONS OF NDA

        SECTION 4A.1. NDA Closing Conditions. The obligation of NDA to issue the Shares and the Option is subject to the satisfaction of the following conditions, on or before the Closing Date:

        (a) that the UCT Option Agreement, of even date herewith, shall have been signed by UCT and UniHolding and shall have been delivered to NDA;

        (b) that the President or Chief Executive Officer of UniHolding shall have certified at and as of the Closing Date as follows:

                (i) UniHolding is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware;

                (ii) that it has requisite corporate authority to enter into this Agreement and the Option Agreement and perform the transactions contemplated hereunder and thereunder and such actions will not violate any provision of law or any governmental order, decree or judgment to which it is bound; and

                (iii) that neither the execution of this Agreement or the Option Agreement, or the performances contemplated herein or therein, conflict with, or result in a breach of or constitute a default under any agreement to which UniHolding or its properties or assets are bound.

                (iv) that all of UniHolding's representations and warranties shall be true and correct as at the Closing Date.

                                   ARTICLE V

                                COVENANTS OF NDA


        NDA covenants and agrees with UniHolding that:

        SECTION 5.1. Financial Statements, Reports, etc. NDA shall furnish to UniHolding the following:

        (a) within ninety (90) days after the end of each fiscal year of NDA a balance sheet of NDA as of the end of such fiscal year and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal year then ended, prepared in accordance with generally accepted accounting principles and certified by a "big six" firm of independent public accountants of recognized national standing selected by the Board of Directors of NDA;

        (b) within forty-five (45) days after the end of each fiscal quarter in each fiscal year (other than the last fiscal quarter in each fiscal year) a balance sheet of NDA and the related statements of income, stockholders' equity and cash flows, unaudited but prepared in accordance with generally accepted accounting principles and certified by the Chief Financial Officer of NDA, such consolidated balance sheet to be as of the end of such fiscal quarter and such statements of income, stockholders' equity and cash flows to be for such fiscal quarter and for the period from the beginning of the fiscal year to the end of such fiscal quarter, in each case with comparative statements for the corresponding period in the prior fiscal year;

        (c) within thirty (30) days after the end of each month in each fiscal year (other than the last month in each fiscal year) a balance sheet of NDA and its subsidiaries (if any) and the related statements of income, stockholders' equity and cash flows, unaudited but prepared in accordance with generally accepted accounting principles and certified by the Chief Financial Officer of NDA, such consolidated balance sheet to be as of the end of such month and such consolidated statements of income, stockholders' equity and cash flows to be for such month and for the period from the beginning of the fiscal year to the end of such month, in each case with comparative statements for the prior fiscal year; provided that NDA's obligations under this Section 5.1(c) shall terminate and be of no further force or effect upon the closing of a firm commitment underwritten public offering of NDA's securities that qualifies as a Designated Offering;

        (d) at the time of delivery of each annual financial statement pursuant to Section 5.1(a), a certificate executed by the Chief Financial Officer of NDA stating that such officer has caused this Agreement to be reviewed and has no knowledge of any default by NDA in the performance or observance of any of the provisions of this Agreement or, if such officer has such knowledge, specifying such default and the nature thereof;

        (e)  at the time of delivery of each monthly statement pursuant to
Section 5.1(c), a management narrative report explaining all significant variances from forecasts and all significant current developments in staffing, marketing, sales and operations;

        (f) promptly following receipt by NDA, each audit response letter, accountant's management letter and other written report submitted to NDA by its independent public accountants in connection with an annual or interim audit of the books of NDA;

        (g) promptly after the commencement thereof, notice of all actions, suits, claims, proceedings, investigations and inquiries of the type described in Section 2.7 that could materially adversely affect NDA;

        (h) promptly upon sending, making available or filing the same, all press releases, reports and financial statements that NDA sends or makes available to its stockholders or directors or files with the Commission; and

        (i) promptly, from time to time, such other information regarding the business, prospects, financial condition, operations, property or affairs of NDA and its subsidiaries as UniHolding reasonably may request.

        SECTION 5.2. Right of First Refusal. AS long as any shares of Common Stock are outstanding, NDA shall, prior to any issuance by NDA of any of its securities (other than debt securities with no equity feature), offer to each person or entity set forth on Schedule 5.2 hereof (a "Holder") by written notice the right, for a period of thirty (30) days, to purchase on a pro rata basis a number of such securities as will enable such Holder to maintain, on a fully diluted basis, the percentage of ownership of NDA such Holder has at the time of such proposed issuance, for cash at an amount equal to the price or other consideration for which such securities are to be issued; provided, however, that the first refusal rights pursuant to this Section 5.2 shall not apply to securities issued, (A) as a stock dividend or upon any subdivision of shares of Common Stock, provided that the securities issued pursuant to such stock dividend or subdivision are limited to additional shares of Common Stock, (B) pursuant to subscriptions, warrants, options, convertible securities, or other rights which are listed in Schedule 2.4 as being outstanding on the Closing Date are listed in Schedule 2.4 as being outstanding on the Closing Date, (C) solely in consideration for the acquisition (whether by merger or otherwise) by NDA or any of its subsidiaries of all or substantially all of the stock or assets of any other entity, (D) pursuant to a firm commitment underwritten public offering of NDA's securities that qualifies as a Designated Offering, and (E) pursuant to the exercise of options to purchase Common Stock granted to employees of NDA, not to exceed in the aggregate 3,300 shares, appropriately adjusted to reflect stock splits, stock dividends, combinations of shares and the like with respect to the Common Stock less the number of shares (as so adjusted) issued pursuant to options outstanding on the date of this Agreement and listed in Schedule 2.4 pursuant to clause (B) above (the shares exempted by this clause (E) being hereinafter referred to as the "Reserved Employee Shares"). NDA's written notice to the Holders shall describe the securities proposed to be issued by NDA and specify the number, price and payment terms. Each Holder may accept NDA's offer as to the full number of securities offered to it or any lesser number, by written notice thereof given by it to NDA prior to the expiration of the aforesaid thirty (30) day period, in which event the Company shall promptly sell and such Holder shall purchase, upon the terms specified, the number of securities agreed to be purchased by such Holder. Notwithstanding the foregoing, if the Holders agree, in the aggregate, to purchase more than the full number of securities offered by the Company, then each Holder accepting NDA's offer shall first be allocated the lesser of (i) the number of securities which such Holder agreed to purchase and (ii) the number of securities as is equal to the full number of securities offered by NDA multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock held by such Holder as of the date of NDA's notice of offer and the denominator of which shall be the aggregate number of shares of Common Stock (calculated as aforesaid) held on such date by all Holders who accepted NDA's offer, and the balance of the securities (if any) offered by NDA shall be allocated among the Holders accepting NDA's offer in proportion to their relative equity ownership interests in NDA (calculated as aforesaid); provided, that no Holder shall be allocated more than the number of securities which such Holder agreed to purchase; and provided, further, that in cases covered by this sentence, all Holders shall be allocated among them the full number of securities offered by NDA.

        NDA shall be free at any time prior to ninety (90) days after the date of its notice of offer to the Holders, to offer and sell to any third party or parties the number of such securities not agreed by the Holders to be purchased by them, at a price and on payment terms no less favorable to NDA than those specified in such notice of offer to the Holders. However, if such third party sale or sales are not consummated within such ninety (90) day period, NDA shall not sell such securities as shall not have been purchased within such period without again complying with this Section 5.2.

        Notwithstanding the foregoing, the terms and conditions of this Section
5.2 shall terminate and be of no further force or effect upon the closing of a firm commitment underwritten public offering of NDA's securities that qualifies as a Designated Offering.

        SECTION 5.3. Corporate Existence. NDA shall maintain and cause each of its subsidiaries to maintain their respective corporate existence, rights and franchises in full force and effect.

        SECTION 5.4 Properties, Business, Insurance. NDA shall maintain and cause each of its subsidiaries to maintain as to their respective properties and business, with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated, including but not limited to fire and other risks insured against by extended coverage, product liability insurance and public liability insurance against claims for personal injury or death or property damage occurring upon, in , about or in connection with the use of any properties owned, occupied or controlled by NDA, which insurance shall be deemed by NDA to be sufficient; and maintain workers' compensation insurance and such other insurance as may be required by law. For so long as its Board of Directors determines it to be desirable, NDA shall maintain in effect "key person" life insurance policies, payable to NDA, as set forth in
Section 4.1(n). NDA shall not cause or permit any assignment or change in beneficiary and shall not borrow against any such policy.

        SECTION 5.5 Inspection, Consultation and Advice. NDA shall permit and cause each of its subsidiaries to permit designated representatives of UniHolding at the expense of UniHolding, to visit and inspect any of the properties of NDA and its subsidiaries, examine their books and take copies and extracts therefrom, discuss the affairs, finances and accounts of NDA and its subsidiaries with their officers, employees and public accountants (and NDA hereby authorizes said accountants to discuss with UniHolding and such designees such affairs, finances and accounts), and consult with and advise the management of NDA and its subsidiaries as to their affairs, finances and accounts, all at reasonable times and upon reasonable notice.

        SECTION 5.6 Restrictive Agreements Prohibited. Neither NDA nor any of its subsidiaries shall become a party to any agreement which by its terms restricts NDA's performance of this Agreement, the Option Agreement, the Registration Rights Agreement, the Stockholders Agreement or NDA's Certificate of Incorporation.

        SECTION 5.7. Transactions with Affiliates. Except for transactions contemplated by this Agreement or as otherwise specifically approved by UniHolding, neither NDA nor any of its subsidiaries shall enter into any transaction with any director, officer, employee or holder of more than 5% of the outstanding capital stock of any class or series of capital stock of NDA or any of its subsidiaries, member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or member of the family of any such person, is a director, officer, trustee, partner or holder of more than 5% of the outstanding capital stock thereof (each an "Affiliate"), except for transactions on customary terms related to such person's employment with NDA.

        SECTION 5.8. Expenses of Directors. NDA shall promptly reimburse in full each director of NDA who is not an employee of NDA for all of his or her reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors of NDA or any Committee thereof.

        SECTION 5.9. Use of Proceeds. NDA shall use the proceeds from the sale of the Shares solely for such uses as set forth in the attached Schedule 5.9.

        SECTION 5.10. Board of Directors Meetings. NDA shall use its best efforts to ensure that meetings of its Board of Directors are held at least four times each year and at least once each quarter.

        SECTION 5.11. Budget and Operating Forecast. For each fiscal year of NDA commencing with the fiscal year of NDA beginning on January 1, 1996, at least 30 days prior to the last day of the prior fiscal year, management of NDA will prepare and submit to the Board of Directors of NDA, annual consolidated operating and capital budgets, cash flow projections and income and loss projections in respect of such fiscal year, with monthly breakdowns in reasonable detail prepared by management and approved by the President and Chief Financial Officer of NDA, and, promptly after preparation, provide any revisions to any of the foregoing (the "Budget"). The Budget shall be accepted as the Budget for such fiscal year when it has been approved by the Board of Directors of NDA. The Budget shall be reviewed by NDA periodically and all changes therein and all material deviations therefrom shall be resubmitted to the Board of Directors of NDA in advance and shall be accepted when approved by the Board of Directors of NDA, and NDA shall not make any such changes or material deviations to or from the Budget without such prior approval of the Board of Directors of NDA.

        SECTION 5.12. Compensation. NDA shall not pay to its management compensation in excess of that compensation customarily paid to management in companies of similar size, of similar maturity, and in similar businesses.

        SECTION 5.13. By-laws. NDA shall at all times cause its By-laws to provide that, (a) unless otherwise required by the laws of the State of Delaware, (i) any two directors and (ii) any holder or holders of at least 20% of the outstanding shares of Common Stock shall have the right to call a meeting of the Board of Directors or stockholders, and (b) the number of directors fixed in accordance therewith shall in no event conflict with any of the terms or provisions of the Stockholders' Agreement. NDA shall at all times maintain provisions in its By-laws and/or Certificate of Incorporation indemnifying all directors against liability and absolving all directors from liability to NDA and its stockholders to the maximum extent permitted under the laws of the State of Delaware, or, if there is a reduction in the permitted scope of indemnification under Delaware law, at the level existing prior to such reduction for any actions occurring before such reduction.

        SECTION 5.14. Employee Agreements. NDA shall obtain, and shall cause its subsidiaries to use their best efforts to obtain, an Employee Agreement from all future officers, key employees and other employees who will have access to confidential information of NDA, upon their employment by NDA.

        SECTION 5.15. Maintenance of Ownership of Subsidiaries. NDA shall not sell or otherwise transfer any shares of capital stock of any Subsidiary, except to NDA or another Subsidiary, or permit any Subsidiary to issue, sell or otherwise transfer any shares of its capital stock or the capital stock of any Subsidiary, except to NDA or another Subsidiary.

        SECTION 5.16. Compliance with Laws. NDA shall comply, and cause each Subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could materially adversely affect its business or condition, financial or otherwise.

        SECTION 5.17. Keeping of Records and Books of Account. NDA shall keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of NDA and such Subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

        SECTION 5.18. Obligations and Taxes. NDA shall pay all of its indebtedness and obligations promptly and in accordance with their terms and pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or its income or profits or in respect of its property, before the same shall become in default, as well as all lawful claims for labor and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided however, that NDA shall not be required to pay and discharge or to cause to be paid and discharged any tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and NDA shall set aside on its books such reserves as are required by generally accepted accounting principles with respect to any such tax, assessment, charge, levy or claim so contested.

        SECTION 5.19. Indemnification. NDA shall, with respect to the representations and warranties made by NDA herein, indemnify, defend and hold UniHolding harmless against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including legal and accounting fees and expenses) (collectively, "Damages"), arising from the untruth, inaccuracy or breach of any such representations, and warranties of NDA; provided however, that UniHolding shall only be entitled to indemnification hereunder if the aggregate of all Damages exceeds $50,000; provided further, that if the aggregate of all Damages exceeds $50,000, UniHolding shall be entitled to indemnification for all Damages beginning with the first dollar of Damages suffered or incurred.

        SECTION 5.20. Corporate Actions. Prior to a Designated Offering, NDA will not take any of the following actions without the prior affirmative vote of at least four directors, which vote shall not be unreasonably withheld or unduly delayed;

        (a) Authorize or issue shares of any class or series of equity security or of any securities convertible into any class or series of equity securities, except for grants of Common Stock pursuant to the Stock Option Plan.

        (b) Merge or consolidate into or with any other corporation or sell all of substantially all of NDA's assets, or sell pledge, license or otherwise dispose of assets (tangible or intangible) of NDA for consideration of more than $100,000 (other than licenses granted or assets sold in the ordinary course of business).

        (c) Redeem, repurchase, retire or otherwise acquire any shares of equity securities, except as contemplated by this Agreement or the Stockholders' Agreement.

        (d) Pay or declare any dividend or distribution on any shares of NDA's capital stock.

        (e) Voluntarily liquidate, dissolve or wind up NDA or conduct any form of recapitalization or reorganization of NDA.

        (f) Incur any obligation, involving payments or consideration of more than $100,000 per year, except for short term borrowing for working capital or borrowings to fund parts, materials, and labor costs to fill purchase orders.

        (g) Sell any equity or debt securities in NDA's present or future subsidiaries to third parties.

        (h) Amend or repeal any provision of, or add any provision to, NDA's Certificate of Incorporation or NDA's by-laws.

        (i) Adopt any fundamental change to NDA's business, i.e. changes which would result in more than 25% of NDA's assets being deployed in, or gross revenues derived from, businesses other than clinical laboratories or blood testing.

        (j) Acquire any capital asset for more than $100,000 and or make any investment in or acquire another business entity.

        (k) Enter into any transaction with an Affiliate, except for transactions on customary terms related to such person's employment with NDA.

        (l)  Make any investment in or acquire any other business entity.

        (m) Sell or transfer any intangible property other than licenses granted in the ordinary course of business.

                                   ARTICLE VI

                                 MISCELLANEOUS

SECTION 6.1. Expenses. Each party hereto will pay its own expenses in connection with the transactions contemplated hereby whether or not such transactions shall be consummated.

        SECTION 6.2. Survival of Agreements. All covenants, agreements, representations and warranties made herein or in the Registration Rights Agreement, the Stockholders' Agreement, or any certificate or instrument delivered to UniHolding pursuant to or in connection with this Agreement, the Registration Rights Agreement or the Stockholders' Agreement, shall survive the execution and delivery of this Agreement, the Registration Rights Agreement, the Stockholders' Agreement and the issuance, sale and delivery of the Shares for a period of three (3) years from the date of this

Agreement. All statements contained in any certificate or other instrument delivered by NDA hereunder or thereunder or in connection herewith or therewith shall be deemed to constitute representations and warranties made by NDA.

        SECTION 6.3. Brokerage. Each party hereto will indemnify and hold harmless the other party against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by such party with any third party.

        SECTION 6.4. Parties in Interest. All representations, covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. Without limiting the generality of the foregoing, all representations, covenants and agreements benefiting UniHolding shall inure to the benefit of any and all subsequent holders from time to time of UniHolding's shares of Common Stock.

        SECTION 6.5. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person or mailed by certified or registered mail, return receipt requested, or telexed in the case of non-U.S. residents, addressed as follows:

                (a) if to NDA, at NDA Clinical Trial Services, Inc., 260 Smith Street, Farmingdale, NY 11735, Attention: President, with a copy to David I. Schaffer, Meltzer, Lippe, Goldstein, Wolf, Schlissel & Sazer, P.C., 190 Willis Avenue, Mineola, NY 11501; and

                (b) if to UniHolding, at the address set forth opposite its name, with a copy to Mr. Paul Hoekfelt, Chief Operating Officer, UniHolding Corp., 12, place de Cornavin, CH 1211 Geneva, Switzerland;

or, if any such case, at such other address or addresses as shall have been furnished in writing by such party to the others.

        SECTION 6.6. Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York, except where by its terms the General Corporation Law of Delaware applies, regardless of the jurisdiction of creation or domicile of NDA or its successors or of UniHolding or its successors (without giving effect to the choice of law principles of such State). Each party hereby consents to the exclusive jurisdiction of the State and Federal courts in the State of New York in connection with any action arising out of the matters covered hereby and any litigation commenced by any party arising from the transactions provided for hereby or relating hereto shall only be commenced in such courts. Notwithstanding the foregoing, NDA agrees that if Uniholding brings suit, and its principal place of business has moved to another location in the United States, NDA will consent to jurisdiction in the Federal and State Courts of the location in that state that is then Uniholding's principal place of business. Each party hereby irrevocably submits to the personal jurisdiction of the above courts, irrevocably agrees not to interpose any defenses based on lack of personal jurisdiction or forum non conveniens, and irrevocably agrees to service of any process in connection with this agreement by certified or registered mail, in addition to any other service permitted by law.

        SECTION 6.7. Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, constitutes the sole and entire agreement of the parties with respect to the subject matter hereof. All Schedules and Exhibits hereto are hereby incorporated herein by reference.

        SECTION 6.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        SECTION 6.9. Amendments. This Agreement may not be amended or modified, and no provisions hereof may be waived, without the written consent of NDA and UniHolding.

        SECTION 6.10. Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

        SECTION 6.11. Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

        SECTION 6.12. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable, to both the singular and plural forms of the terms defined):

        (a) "Designated Offering" shall mean a firmly underwritten public offering of securities of NDA in an aggregate amount in excess of $5,000,000 at a per share price at least equal to $364.05 per share, as adjusted for stock splits, combinations and other recapitalizations; provided, that immediately following the consummation of such offering, NDA's shares are listed on a national stock exchange, the National Association of Securities Dealers Automated Quotation National Market or the National Association of Securities Dealers Automated Quotation SmallCap Market.

        (b) "person" shall mean an individual, corporation, trust, partnership, joint venture, unincorporated organization, government agency or any agency or political subdivision thereof, or other entity.

        (c) "Subsidiary" shall mean, as to NDA and in connection with any Subsidiary NDA may own subsequent to the date of this Agreement, any corporation of which more than 50% of the outstanding stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by NDA, or by one or more of its Subsidiaries, or by NDA and one or more of its Subsidiaries.

        SECTION 6.13. Assignment. This Agreement may not be assigned by either party without the consent of the other. It is understood and agreed that UniHolding may not, without NDA's prior written consent, under any circumstances transfer its shares in NDA to a competitor of NDA.

        IN WITNESS WHEREOF, NDA and UniHolding have executed this Stock Purchase Agreement as of the day and year first above written.

                                        NDA CLINICAL TRIAL
                                        SERVICES INC.

                                        By: /s/ David Deutsch
                                            -----------------------------------
                                            Name:  David Deutsch
                                            Title:  CEO

[Corporate Seal]
Attest:

/s/  David Deutsch
---------------------------------------
Secretary

                                        UNIHOLDING CORP.

                                        By: /s/  Melanie Stapp
                                            -----------------------------------
                                            Name:  Melanie Stapp
                                            Title:  Executive Secretary

                                  SCHEDULE 2.4

Stockholders of Record

David Deutsch               8,261 shares of Class A Voting Common Stock

Ronald Gambardella          5,572 shares of Class A Voting Common Stock

Poly Ventures II,
Limited Partnership         9,874 shares of Class A Voting Common Stock

Cain Brothers & Company,
Incorporated                741 shares of Class A Voting Common Stock

Jeffrey Prisco              3,686 shares of Class A Voting Common Stock*

Ronald Gambardella          Right to acquire from David Deutsch that number of
                            shares of Class A Voting Common Stock as will restore the ratio of ownership by Deutsch and Gambardella to 50:50 exercisable by February 1, 1996 by a cash payment to Deutsch of $75,000. (For this purpose, David Deutsch's shares include those of Brian and Derek Deutsch.)

Michael DiMarco             760 shares of Class B Non-Voting Common Stock

James Wagner                760 shares of Class B Non-Voting Common Stock

Janet Gambardella           760 shares of Class B Non-Voting Common Stock

Derek Deutsch               870 shares of Class A Voting Common Stock

Brian Deutsch               870 shares of Class A Voting Common Stock

Sanford Krieger             103 shares of Class A Voting Common Stock

Mark Markbreiter            822 shares of Class A Voting Common Stock

Robert Raucci               411 shares of Class A Voting Common Stock

Gail Schneider              205 shares of Class A Voting Common Stock

Melvin Novatt               205 shares of Class A Voting Common Stock

Davstar II                  411 shares of Class A Voting Common Stock

---------------
* John Reinert and Jeffrey Prisco acknowledge that John Reinert has a beneficial interest in 50% of Mr. Prisco's shares pursuant to an agreement between them.

Steven Berman            164 shares of Class A Voting Common Stock

Arthur Fein              102 shares of Class A Voting Common Stock

Long Island Venture
Fund, L.P.               4,114 shares of Class A Voting Common Stock

Lawrence Karlin          102 shares of Class A Voting Common Stock

Dr. Merrill Goodman      205 shares of Class A Voting Common Stock

Devra Lee Davis and
Richard D. Morgenstern   205 shares of Class A Voting Common Stock

Eric Joss                102 shares of Class A Voting Common Stock

NYS Science &
Technology Foundation    2,057 shares of Class A Voting Common Stock

Peter Joseph             822 shares of Class A Voting Common Stock

Mark Schwartz            205 shares of Class A Voting Common Stock

Robert Weiner            102 shares of Class A Voting Common Stock

Steven Disman            205 shares of Class A Voting Common Stock

Stanley Asnis            102 shares of Class A Voting Common Stock


        The Company has cancelled a previous issuance of 760 Class B shares to Christopher Szustkiewicz as a result of the Company's position that due to certain violation of Mr. Szustkiewicz's agreement with the Company, such shares were forfeited.


                                  SCHEDULE 2.6

Stock Purchase Agreement, Stockholders' Agreement and Registration Rights Agreement dated December 15, 1994 by and among NDA, Poly Ventures II, L.P. and the Purchasers or Stockholders, as the case may be, named therein.

Stock Purchase Agreement dated August 1, 1994 between NDA and Poly Ventures II, L.P.

Cooperation Agreement, License Agreement and Marketing Agreement between NDA and UniHolding Corp. dated March 1, 1995.

Warrant for 369 shares to Poly Ventures II, L.P.

Warrant for 185 shares to Long Island Venture Fund.

                                 SCHEDULE 2.10

LEASEHOLD INTERESTS

        The Company leases its premises at 260 Smith Street, Farmingdale, New York, pursuant to a Lease dated August 1, 1994 (the "Lease") between the Company and NDA Properties, Inc. ("Landlord"). The principals of Landlord include Ronald Gambardella and Janet Gambardella.

        The Lease by its terms is subordinate to any mortgage which may be in force with respect to the building in which the leased premises are located, including the mortgage currently outstanding. Landlord is obliged under the Lease to use its best efforts to obtain a non-disturbance agreement from the mortgagee for the benefit of the Company. Pursuant to an agreement which has not yet been reduced to a definitive writing between the Landlord, Ronald and Janet Gambardella, the current mortgage holders and NDA, NDA will lease the entire 25,000 sq. ft. building (currently only 12,500 sq. ft. is leased) for an additional 10-year period and will not be disturbed in its tenancy. The mortgage holder may demand, and receive, title to the building which NDA leases at any time. The lease payments will be $15,000 per month in the first year escalating by year 10 to $26,765 per month.

                            SCHEDULE 2.13A and 2.13B

    1. Lease Agreement No. 0603740 between NDA Clinical Trial Services, Inc. and Copelco Leasing Corporation dated November 30, 1994.

    2. Copier Maintenance and Supplies Plan Agreement (Agreement Numbers 060880 and 060890) between Acculab Medical Laboratories, Inc. and Pitney Bowes Inc.

    3. Lease Agreement between NDA Clinical Trial Services, Inc. and Oxford Resources Corp.

    4. Equipment Lease between Acculab Medical Laboratories, Inc. and Granrich Capital Corp.

    5. Insurance Policy between NDA Clinical Trial Services, Inc. and Zurich Insurance Co. with Loveman, Kornreich Co., Inc., as broker.

6. Insurance Policy (Policy Nos. 135136B and D51922) between NDA Clinical Trial Services, Inc. and St. Paul F & M Insurance Co. with Sterling & Sterling Inc. Insurance as broker.

7. Insurance Policy (Policy No. RP06640641) between NDA Clinical Trial Services, Inc. and St. Paul F & M Insurance Co.

8. Insurance Policy (Policy No. 12UUCCL5536) between NDA Clinical Trial Services, Inc. and Sammis Insurance.

9. Clinical Laboratory Service Agreement between Mallinckrodt Medical, Inc. and NDA Clinical Trial Services, Inc. dated December 2, 1993.

10. Clinical Laboratory Service Agreement between Salix Pharmaceuticals, Inc. and NDA Clinical Trial Services, Inc. executed March 4, 1994.

11. Clinical Laboratory Service Agreement between Sonus Pharmaceuticals and NDA Clinical Trial Services, Inc. executed May 20, 1994.

12. Clinical Laboratory Service Agreement between Amgen Inc. and NDA Clinical Trial Services, Inc. executed August 20, 1993.

13. Clinical Laboratory Service Agreement between NDA Clinical Trial Services, Inc. and Genzyme Corporation executed on November 21, 1994.

14. Master Agreement for the Performance of Reference Laboratory Testing for Clinical Trials between The Upjohn Company and NDA Clinical Trial Services, Inc. executed July 13, 1994.

15. Net (Closed End) Lease between Country Ford, Ltd. and NDA Clinical Trial Services, Inc. with an April 13, 1994 lease date.

16. Master Lease Agreement between NEC America Inc. and Acculab Medical Laboratories, Inc. D/B/A NDA Laboratories executed April 28, 1992.

17. Clinical Laboratory Service Agreement and Addendum between Novo Nordisk Pharmaceuticals Inc. and NDA Clinical Trial Services, Inc.

18. Clinical Laboratory Service Agreement between Univax and NDA Clinical Trial Services, Inc. executed February 13, 1995.

19. Clinical Laboratory Service Agreement between Abbott Laboratories and NDA Clinical Trial Services, Inc. executed April 27, 1995.

20. Clinical Laboratory Service Agreement between Warner Lambert and NDA Clinical Trial Services, Inc. executed April 26, 1995.

21. Clinical Laboratory Service Agreement between Hoffman-LaRoche and NDA Clinical Trial Services, Inc. executed May 31, 1995.

22. Clinical Laboratory Service Agreement between RRI (for Glaxo) and NDA Clinical Trial Services, Inc. executed June 14, 1995.

23. Stock Purchase Agreement dated as of December 23, 1993 among the Company, David Deutsch and Christopher Szustkiewicz.

24. Assignment from Acculab, Inc. to the Company of rights to Laboratory Information System.

25. Stock Purchase Agreement, Stockholders' Agreement and Registration Rights Agreement dated December 15, 1994 by and among NDA, Poly Ventures II, L.P. and the Purchasers or Stockholders, as the case may be, named therein.

26. Stock Purchase Agreement, Stockholders' Agreement and Registration Rights Agreement dated August 1, 1994 between NDA and Poly Ventures II, L.P.

27. Cooperation Agreement, License Agreement and Marketing Agreement between NDA and UniHolding Corp. dated March 1, 1995.

28.  Employment Agreement with Michael Miller dated July 20, 1995.*


                                 SCHEDULE 2.14

        The Company has trade secret and copyright rights to the following software:

        (a) Software programs responsible for the operation of the Company's laboratory testing services ("Laboratory Information System").

        (b) Software programs responsible for organizing and reporting data collected from the Laboratory Information System for the purpose of supporting clinical trials ("Clinical Trial Information System").

        The Company may also be entitled to obtain patent protection with respect to the foregoing software.


---------------
* Mr. Miller has indicated he will be leaving NDA's employ to take another position.

                                 SCHEDULE 2.15

                               Loans and Advances

        Loans from David Deutsch in the amount of $337,000. Loan from Poly Ventures II, L.P. in the amount of $225,000 and loan from the Long Island Venture Fund in the amount of $112,500.


                                 SCHEDULE 2.22

Officers of the Company

Chief Executive Officer and Secretary - David Deutsch
President and Treasurer - Ronald Gambardella
Assistant Secretary - David I. Schaffer

        The total compensation anticipated to be paid to each of Messrs. Deutsch and Gambardella by the Company in 1995 is $75,000 plus a car allowance.


                                 SCHEDULE 2.23

Affiliate Transactions

        Ronald Gambardella and Janet Gambardella, who are husband and wife, are the owners of the corporation which owns the building at 260 Smith Street, Farmingdale, New York, in which the Company's offices are located.

        See Stockholder List - Schedule 2.4

        See Schedule 2.15


                                SCHEDULE 4.1(a)

Opinion of Counsel

                                  SCHEDULE 5.2

        David Deutsch
        Brian Deutsch
        Derek Deutsch
        Jeffery Prisco
        Ron Gambardella
        Poly Ventures II, L.P.
        UniHolding Corp.

        All investors participating in the Stock Purchase Agreement dated December 15, 1994.


                                  SCHEDULE 5.9

Source of Funds
---------------

August Accounts Receivable      -       $  100,000
On Hand                         -          100,000
UniHoldings Investment          -        1,188,000
                                        ----------
                                TOTAL   $1,388,000

Use
---

Notes Payable Poly Ventures
and Long Island Venture
  Fund                          -       $  337,500

Notes Payable Officer
  (Deutsch)                     -          337,000

Past Due Accounts
  Payable                       -           73,000

August Operating
  Expenses                      -          150,000

1995 Anticipated Loss
  (Sept. 1-Dec. 31)             -          300,000

1996 Anticipated Loss
  (Jan. 1-Mar. 31)              -          100,000

Excess Working Capital          -           90,500
                                        ----------
                                TOTAL   $1,388,000